Exhibit 99.1

Kensey Nash Reports Fourth Quarter and Fiscal Year 2005 Results
- Fourth Quarter Pro-Forma EPS of $0.32 and as Reported EPS of $0.27 -
- Fiscal Year 2005 Pro-Forma EPS of $1.11 and as Reported EPS of $1.06 -

          EXTON, Pa., Aug. 17 /PRNewswire-FirstCall/ -- Kensey Nash Corporation (Nasdaq: KNSY) today reported results for its fourth quarter and fiscal year ended June 30, 2005.

          Total revenues were $16.3 million for the quarter and $61.4 million for the fiscal year, in line with the company's latest guidance of $61.0 to $62.0 million.  Pro-forma earnings per share for the quarter and fiscal year were $0.32 and $1.11, respectively, exceeding the company's fiscal year guidance of $1.08 to $1.10 per share.  Earnings per share, as reported, for the quarter and fiscal year were $0.27 and $1.06, respectively.  Pro-forma results include an adjustment for a fourth quarter acceleration of depreciation charge of $813,000 (or $0.05 per share) related to finalization of the Company's plan for transition to its new facility, which will occur during fiscal 2006.

          Fourth Quarter Results.   The following table summarizes the results for the company for the three months ended June 30, 2005 compared to the three months ended June 30, 2004:

	Three Months Ended June 30,			% Change (pro-form from prior year)	% Change (as reported from prior year)

($ in millions, except per share data)	2005 (pro-forma)	2005 (as reported)	2004

Net Sales	$10.7	$10.7	$11.6	(8)%	(8)%
Royalty Income	$5.6	$5.6	$4.5	24%	24%
Total Revenues	$16.3	$16.3	$16.3	—	—
Income from Operations	$4.8	$4.0	$5.2	(6)%	(22)%
Net Income	$3.9	$3.3	$4.2	(7)%	(21)%
Earnings Per Share	$0.32	$0.27	$0.34	(6)%	(19)%

          Total revenues for the fourth quarter of $16.3 million were equal to the prior year comparable quarter and increased 10% sequentially over the quarter ended March 31, 2005.  Net sales in the quarter of $10.7 million were driven by strong sales of cardiology products of approximately $5.0 million, representing a 49% increase over the prior year comparable period.  In addition, TriActiv sales of approximately $327,000, increased 417% from the prior year June quarter.  This increase was due to sales in the U.S. of $213,000, following the Company's April launch of the TriActiv and first quarter of direct commercial sales in the U.S., and sales in Europe of $114,000, following the late March launch of the new TriActiv FX.  Offsetting these increases was the reduction of sales to a major sports medicine customer which, despite a sequential quarter increase of approximately 3%, were down approximately 40% from the record setting fiscal year 2004 fourth quarter of $6.0 million.  In addition, Vitoss FOAM product sales to Orthovita (Nasdaq: VITA) of approximately $800,000, declined 52% from the prior year comparable period and 33% sequentially from the quarter ended March 31, 2005. While sales to Orthovita were significantly less than anticipated, our royalties earned on end-user sales of these products increased 172%, to $620,000 from the prior year $228,000, and 8% sequentially over the quarter ended March 31, 2005.  Angio-Seal royalty revenue increased 16%, to $5.0 million from $4.3 million in the two comparable periods, on an increase in actual units sold of 20% over the prior year fourth quarter.  Total royalty income increased by 24% to $5.6 million in the fourth fiscal quarter from $4.5 million in the prior year quarter.

          During the fourth fiscal quarter the Company generated cash from operations of $3.1 million and reported $44.9 million of cash and investments and no debt at June 30, 2005.

          Fiscal Year 2005 Results.   The following table summarizes the results for the Company for the fiscal year ended June 30, 2005 compared to the fiscal year ended June 30, 2004:

	Fiscal Year Ended June 30,

($ millions, except per share data)	2005 (pro- forma)	2005 (as reported)	2004 (pro- forma)	2004 (as reported)	% Change (pro-forma from pro- forma)	% Change (as reported from as reported)

Net Sales	$40.4	$40.4	$36.4	$36.4	11%	11%
Royalty Income	$20.8	$20.8	$21.2	$21.2	(2)%	(2)%
Total Revenues	$61.4	$61.4	$58.2	$58.2	5%	5%
Income from Operations	$17.6	$16.8	$17.0	$17.0	3%	1%
Net Income	$13.5	$12.9	$12.7	$13.0	7%	—
Earnings Per Share	$1.11	$1.06	$1.04	$1.06	7%	—

          For the fiscal year ended June 30, 2005, total revenues increased 5% to $61.4 million compared to $58.2 million in the prior year.  Net sales increased 11% to $40.4 million from $36.4 million in the two comparable periods.  Fiscal 2005 revenue growth was adversely impacted by a $4.7 million decrease in sales to a major sports medicine customer over the prior year. Sales of all other products increased $8.7 million, or 46%, to $27.6 million from $18.9 million in the two comparable periods.  Royalty income of $20.8 million included $18.5 million in Angio-Seal (TM) royalties and $2.3 million in Vitoss FOAM product royalties from Orthovita. Angio-Seal royalty revenue decreased by approximately 12% over the prior year as a result of the royalty rate decline from 9% to 6%, a 33% change, which occurred in April 2004. Angio-Seal end user sales increased by 21% over the prior year.  Pro-forma net income increased 7% to $13.5 million, or $1.11 per share, for the fiscal year 2005 from $12.7 million, or $1.04 per share, in the prior fiscal year.  Pro-forma net income and earnings per share for fiscal year 2004 are adjusted by$250,000 or $0.02 per share for historic research and development tax credits. As reported, earnings per share were $1.06 for both the fiscal year 2005 and 2004.

          Facility Transition Plan.  As previously announced, the Company is constructing a new facility in Exton, Pennsylvania.  The project includes the three-phased construction of a 198,000-square-foot facility which will support the Company's growth for the foreseeable future.  The project began in August 2004 and the Company anticipates complete transition of its entire U.S. operations by June 2006.  Phase one is expected to be completed by December 31, 2005 and have a total estimated cost of $35 million, including the land purchase.  Phases two and three are expected to be complete by June 30, 2006 at an estimated additional cost of $11 million, including the purchase of additional land.  Associated with management's finalization of the plan for transition of its operations to the new facility, which occurred on April 30, 2005, the Company will record an acceleration of depreciation charge related to the assets to be abandoned at the time of transition.  The total value of assets to be abandoned was $4.9 million at April 30, 2005 of which an acceleration of depreciation charge of $813,000, or $0.05 per share, was recorded during the Company's quarter ended June 30, 2005.  The remaining $4.1 million is expected to be charged during fiscal year 2006 in addition to moving costs of approximately $400,000, for a total of $4.5 million or $0.26 per share.

          CEO Comments.  “We have begun a significant investment in a direct to market strategy for our TriActiv product platform,” commented Joseph W. Kaufmann, President and CEO of Kensey Nash Corporation.  “We are very pleased with the results of both the launch of TriActiv in the U.S. and the launch of the TriActiv FX in Europe.  Our U.S. sales team of 16 sales representatives and clinical support specialists has successfully opened over 50 accounts and is penetrating both new accounts as well as previous clinical sites,” he continued.  “In Europe, the launch of the TriActiv FX led to an increase in product sales of 80% over the prior year fourth quarter.   The new FX device is currently in a U.S. clinical trial planned for completion by December 2005 with a launch in the U.S. late in our fiscal year 2006.  In addition to the FX platform, we are planning for additional new devices and clinical applications in both the European and U.S. markets during the second half of our fiscal year 2006.”

          “The 24% increase in royalty income over the prior year quarter demonstrates the continued strong sales of the Angio-Seal and Vitoss FOAM products,” said Mr. Kaufmann.  “Angio-Seal end-user sales increased 20% over the prior year June quarter and 21% for fiscal year 2005 over fiscal year 2004, demonstrating St. Jude Medical's continued commitment to the success of the product line.  As we look into the fiscal year 2006, we believe this commitment, as well as the anticipated launch of a new version of the Angio-Seal, will translate to continued growth in end-user Angio-Seal sales in the 15 to 20% range.”  Mr. Kaufmann continued, “Orthovita Vitoss FOAM end-user sales increased 143% over the prior year June quarter and 11% sequentially over the quarter ended March 31, 2005.  We continue to develop new versions of the Vitoss FOAM product line as well as other collaborative products and anticipate the launch of additional new products during the second half of fiscal 2006.”

          “During the fourth quarter we executed a new, long term supply agreement with St. Jude Medical,” said Mr. Kaufmann.  “This agreement provides for the exclusive supply of the Angio-Seal collagen component by Kensey Nash as well as a commitment for the supply of a portion of the annual requirements for Angio-Seal anchors,” he added.

          “In orthopaedics, sales to one major sports medicine customer and to Orthovita declined $2.5 million and $890,000, respectively, from the prior year fourth quarter, putting significant pressure on our overall sales growth,” stated Mr. Kaufmann.  “In sports medicine, we believe we will be back to a normalized quarterly reorder rate as we head into fiscal year 2006, allowing for a return to growth in fiscal 2006 over 2005.  In spine, end-user sales of the Vitoss FOAM product family are strong, however, we anticipate fiscal 2006 sales to Orthovita will be down as they work through inventory purchased in conjunction with previous product launches and restructure their ordering patterns associated with new product launches,” he added.

          “Our balance sheet remains extremely strong, with $69.2 million in current assets, including $44.9 million in cash and investments.  We continue to fund the construction of our new facility, as well as all operational capital spending, with cash available and have no debt,” he concluded.

          Fiscal Year 2006 General Forecast.   The Company has updated its forecasts for the fiscal year 2006 and expects sales to be in a range of $48 to $53 million.  Royalties are projected to be in a range of $24 to $25 million, including $21 to $22 million in Angio-Seal(TM) royalties and approximately $3 million from Vitoss product royalties.  Pro-forma earnings per share guidance for the fiscal year is $1.28 to $1.38 and excludes the charges of $4.5 million (or $0.26 per share) related to the Company's transition to its new facility. As reported earnings per share guidance for the fiscal year is $1.02 to $1.12. This fiscal year 2006 forecast information excludes the effect of the expensing of stock options under Financial Accounting Standard No. 123(R) “Accounting for Stock Base Compensation” (FAS 123(R)), which became effective for the Company on July 1, 2005.  Please see above for our estimates and timing of facility transition costs.  Please see below for discussion related to equity compensation expense for fiscal 2006.

          “For fiscal 2006, we anticipate sales and marketing expenses will increase substantially as we continue to invest in the build of our U.S. sales team and increased marketing efforts toward the success of the TriActiv product platform.   The Company will also continue to invest in research and development to provide a solid platform for future growth.  As a result of the clinical activities associated with new applications of the TriActiv(R) System and our biomaterials development programs, including our synthetic vascular graft and cartilage regeneration projects, we expect our fiscal 2006 research and development expenses to increase overall but to decrease as a percentage of total revenue,” Mr. Kaufmann detailed.

          Equity Compensation Expense.  Effective during our first quarter of fiscal year 2006, the period ending September 30, 2005, the Company will begin expensing stock options under the provisions of FAS 123(R), which requires the cost of share-based payment transactions to be recognized in the financial statements.  The Company is currently assessing the various acceptable valuation models to perform the calculation of equity compensation expense and evaluating the effect of such expense on the Company's financial position and results of operations for the fiscal year 2006.

          Conference Call and Webcast.  A live webcast of the fiscal year end conference call will be broadcast August 18, 2005 at 11:00 AM eastern time. Please visit the financial information page at http://www.kenseynash.com for the link.  To participate in the conference call, interested parties may call 1-480-248-5088.  A replay of the call will also be available starting August 18, 2005 at 2:30 PM Eastern time until August 23, 2005 at 11:59 PM Eastern time by calling 1-800-475-6701, access code 792556.

          About Kensey Nash Corporation.  Kensey Nash Corporation is a leading developer and manufacturer of absorbable biomaterials-based products with applications in the cardiology, orthopaedics, spine, drug and biologics delivery, periodontal/dental, surgical and wound care markets.  The Company was a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal(TM) Vascular Closure Device, which is licensed to St. Jude Medical, Inc.  The TriActiv(R) System, a novel embolic protection system, is approved for sale in the U.S.  The TriActiv(R) FX(TM) System, the second generation of the TriActiv(R) System, is approved for sale in the European Union and is being studied in a clinical trial in the U.S.

          Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the Company's current expectations about its prospects and opportunities including the Company's guidance regarding operating results for fiscal 2006 under the caption “CEO Comments; Fiscal Year 2006 General Forecast; Equity Compensation Expense; and Fiscal Year 2006 Cash Flow Analysis”. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate," "estimate,” “plan,” “will,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, the ability of the Company and its customers to obtain necessary regulatory approvals (including future regulatory approvals for the TriActiv(R) System) and the timing thereof, the Company's dependence on three major customers:  St. Jude Medical, Arthrex and Orthovita, St. Jude Medical's success in marketing the Angio-Seal(TM) device, Orthovita's success in selling co-developed products, demand for and the Company's ability to develop and manufacture biomaterial products, including Angio-Seal(TM)components, sales and marketing success of the TriActiv(R) System, and competition from other technologies in the marketplace.  For a more detailed discussion of these and other factors, please see the Company's SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

- FINANCIAL INFORMATION TO FOLLOW -

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,

	2005	2004	2005	2004

Revenues:
Net sales	$10,704,641	$11,604,086	$40,369,453	$36,360,535
Research and development	—	226,145	253,292	688,353
Royalty income	5,582,344	4,505,006	20,753,169	21,165,911
Total revenues	16,286,985	16,335,237	61,375,914	58,214,799
Operating costs and expenses:
Cost of products sold	5,447,383	4,928,755	17,654,147	16,084,377
Research and development	3,375,273	3,777,115	15,130,679	16,411,081
Selling, general and administrative	3,429,368	2,447,229	11,794,731	8,702,372
Total operating costs and expenses	12,252,024	11,153,099	44,579,557	41,197,830
Income from operations	4,034,961	5,182,138	16,796,357	17,016,969
Interest and other income, net	299,667	279,899	1,294,499	1,077,937
Pre-tax income	4,334,628	5,462,037	18,090,856	18,094,906
Income tax expense	1,032,617	1,273,258	5,159,486	5,144,123
Net income	$3,302,011	$4,188,779	$12,931,370	$12,950,783
Income per common share, assuming dilution	$0.27	$0.34	$1.06	$1.06
Diluted weighted average common shares outstanding	12,072,999	12,303,158	12,184,949	12,168,322

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2005	June 30, 2004

Assets
Current assets:
Cash, cash equivalents and investments	$44,889,435	$61,096,487
Trade receivables	7,863,940	6,005,702
Other receivables	6,594,240	4,943,878
Inventory	5,657,791	3,481,599
Prepaids and other assets	3,568,141	1,418,528
Deferred tax asset, current	656,047	2,607,669
Total current assets	69,229,594	79,553,863
Property, plant and equipment, net	38,607,641	15,984,900
Acquired patents and proprietary rights, net	4,515,583	2,410,623
Deferred tax asset, non-current	37,347	2,825
Goodwill	3,284,303	3,284,303
Total assets	$115,674,468	$101,236,514
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$10,811,430	$6,483,366
Current portion of debt	—	219,147
Deferred revenue	645,535	109,773
Total current liabilities	11,456,965	6,812,286
Long term portion of deferred revenue	364,865	—
Total stockholders' equity	103,852,638	94,424,228
Total liabilities and stockholders' equity	$115,674,468	$101,236,514

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
Adjusted Income and Earnings Per Share Reconciliation
(In Millions, except per share data)

	Fiscal Year Ended June 30, 2004	Three Months Ended June 30, 2005	Fiscal Year Ended June 30, 2005	Fiscal Year Ended June 30, 2006

Adjusted Income
Net Income, as reported	$13.0	$3.3	$12.9	$13.4
Exclude:
Historical R&D Tax Credits	(0.3)	—	—	—
Historical R&D Tax Credit Engagement Fees	0.1	—	—	—
Acceleration of Depreciation	—	0.8	0.8	4.1
Moving Costs	—	—	—	0.4
Include:
Tax Effected at 28.76% (FY2005) and 30% (FY2006) After Adjustments	—	0.2	0.2	1.4
Net Income, as adjusted	$12.8	$3.9	$13.5	$16.5
Diluted Earnings Per Share
Earnings Per Share, as reported	$1.06	$0.27	$1.06	$1.08
Exclude:
Historical R&D Tax Credits	(0.02)	—	—	—
Historical R&D Tax Credit Engagement Fees	0.00	—	—	—
Acceleration of Depreciation	—	0.07	0.07	0.34
Moving Costs	—	—	—	0.03
Include:
Tax Effected at 28.76% (FY2005) and 30% (FY2006)	—	0.02	0.02	0.11
Earnings Per Share, as adjusted	$1.04	$0.32	$1.11	$1.34
Diluted weighted average common shares outstanding	12.168	12.073	12.185	12.350

          Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of pro forma net income and earnings per share, which are adjusted from our GAAP results to exclude certain expenses and credits.  These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses and credits that we believe are not indicative of our core operating results.

          The non-GAAP measures are included to provide investors and management with an alternative method for assessing Kensey Nash's operating results in a manner that is focused on the performance of Kensey Nash's ongoing operations and to provide a more consistent basis for comparison between years.  Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods.  The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

SOURCE     Kensey Nash Corporation
          -0-                                                       08/17/2005
          /CONTACT:  Joseph W. Kaufmann, President and Chief Executive Officer,
Kensey Nash Corporation, +1-610-524-0188/
          /Web site:  http://www.kenseynash.com /

_